Exhibit 10.1
AGREEMENT BY AND BETWEEN
Mountain National Bank
Sevierville, Tennessee
and
The Comptroller of the Currency
     Mountain National Bank, Sevierville, Tennessee (“Bank”) and the Comptroller of the Currency of the United States of America (“Comptroller”) wish to protect the interests of the depositors, other customers, and shareholders of the Bank, and, toward that end, wish the Bank to operate safely and soundly and in accordance with all applicable laws, rules and regulations.
     The Comptroller, through his National Bank Examiner, has examined the Bank, and his findings are contained in the Report of Examination (ROE), dated January 26, 2009.
     In consideration of the above premises, it is agreed, between the Bank, by and through its duly elected and acting Board of Directors (“Board”), and the Comptroller, through his authorized representative, that the Bank shall operate at all times in compliance with the articles of this Agreement.
ARTICLE I
JURISDICTION
     (1) This Agreement shall be construed to be a “written agreement entered into with the agency” within the meaning of 12 U.S.C. § 1818(b)(1).
     (2) This Agreement shall be construed to be a “written agreement between such depository institution and such agency” within the meaning of 12 U.S.C. § 1818(e)(1) and 12 U.S.C. § 1818(i)(2).
     (3) This Agreement shall be construed to be a “formal written agreement” within the meaning of 12 C.F.R. § 5.51(c)(6)(ii). See 12 U.S.C. § 1831i.

     (4) This Agreement shall be construed to be a “written agreement” within the meaning of 12 U.S.C. § 1818(u)(1)(A).
     (5) All reports or plans which the Bank or Board has agreed to submit to the Assistant Deputy Comptroller pursuant to this Agreement shall be forwarded to the:
Assistant Deputy Comptroller
Nashville Field Office
5200 Maryland Way, Suite 104
Brentwood, Tennessee 37027
ARTICLE II
COMPLIANCE COMMITTEE
     (1) Within fifteen (15) days of the date of this Agreement, the Board shall appoint a Compliance Committee of at least five (5) directors, of which none shall be an employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Assistant Deputy Comptroller. The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Agreement.
     (2) The Compliance Committee shall meet at least monthly.
     (3) Within forty-five (45) days of the date of this Agreement and quarterly thereafter, the Compliance Committee shall submit a written progress report to the Board setting forth in detail:
(a)	a description of the action needed to achieve full compliance with each Article of this Agreement;

(b)	actions taken to comply with each Article of this Agreement; and

(c)	the results and status of those actions.
     (4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Assistant Deputy Comptroller within ten (10) days of receiving such report.
ARTICLE III
CREDIT RISK
     (1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank. The program shall include, but not be limited to:
(a)	procedures to strengthen credit underwriting, particularly in the commercial real estate portfolio;

(b)	procedures to strengthen management of commercial real estate operations and to maintain an adequate, qualified staff in all commercial real estate functional areas;

(c)	procedures for strengthening problem loan workouts and collections; and

(d)	the Board shall submit a copy of the program to the Assistant Deputy Comptroller.
     (2) At least quarterly, the Board shall prepare a written assessment of the bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program. The Board shall submit a copy of this assessment to the Assistant Deputy Comptroller.

ARTICLE IV
CRITICIZED ASSETS
     (1) The Bank shall take immediate and continuing action to protect its interest in those assets criticized in the ROE, in any subsequent Report of Examination, by internal or external loan review, or in any list provided to management by the National Bank Examiners.
     (2) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written program designed to eliminate the basis of criticism of assets criticized in the ROE, in any subsequent Report of Examination, or by any internal or external loan review, or in any list provided to management by the National Bank Examiners as “doubtful,” “substandard,” or “special mention.” This program shall include, at a minimum:
(a)	an identification of the expected sources of repayment;

(b)	the appraised value of supporting collateral and the position of the Bank’s lien on such collateral where applicable;

(c)	an analysis of current and satisfactory credit information, including cash flow analysis where loans are to be repaid from operations; and

(d)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment.
     (3) Upon adoption, a copy of the program for all criticized assets equal to or exceeding two hundred fifty thousand dollars ($250,000) shall be forwarded to the Assistant Deputy Comptroller.
     (4) The Board, or a designated committee, shall conduct a review, on at least a quarterly basis, to determine:

(e)	the status of each criticized asset or criticized portion thereof that equals or exceeds two hundred fifty thousand dollars ($250,000);

(f)	management’s adherence to the program adopted pursuant to this Article;

(g)	the status and effectiveness of the written program; and

(h)	the need to revise the program or take alternative action.
     (5) A copy of each review shall be forwarded to the Assistant Deputy Comptroller on a quarterly basis (in a format similar to Appendix A, attached hereto).
     (6) The Bank may extend credit, directly or indirectly, including renewals, extensions or capitalization of accrued interest, to a borrower whose loans or other extensions of credit are criticized in the ROE, in any subsequent Report of Examination, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination and whose aggregate loans or other extensions exceed five hundred thousand dollars ($500,000) only if each of the following conditions is met:
(i)	the Board or designated committee finds that the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, extending or capitalizing any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank; and

(j)	a comparison to the written program adopted pursuant to this Article shows that the Board’s formal plan to collect or strengthen the criticized asset will not be compromised.

     (7) A copy of the approval of the Board or of the designated committee shall be maintained in the file of the affected borrower.
ARTICLE V
CONCENTRATIONS OF CREDIT & CRE CONCENTRATION RISK MANAGEMENT
     (1) Within sixty (60) days, the Board shall adopt, implement, and thereafter ensure Bank adherence to a written commercial real estate (“CRE”) concentration risk management program consistent with OCC Bulletin 2006-46. The program shall include, but not necessarily be limited to, the following:
(a)	Ongoing risk assessments to identify potential CRE concentrations in the portfolio, including exposures to similar or interrelated groups or borrowers;

(b)	Board and management oversight of CRE concentrations, to include:
(i)	policy guidelines and an overall CRE lending strategy, including actions required when the Bank approaches the limits of its CRE guidelines;

(ii)	procedures and controls to effectively adhere to and monitor compliance with the Bank’s lending policies and strategies;

(iii)	regular review of information and reports that identify, analyze, and quantify the nature and level of risk presented by CRE concentrations; and

(iv)	periodic review and approval of CRE risk exposure limits;

(c)	Portfolio management, to include internal lending guidelines and concentration limits that control the Bank’s overall risk exposure to CRE, and a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions, including a plan to limit CRE growth if concentrations become excessive;

(d)	Management information systems, to provide sufficient timely information

(e)	Identify, measure, monitor, and manage CRE concentration risk;

(f)	Periodic market analysis, to provide management and the Board with

(g)	Information to assess whether its CRE lending strategy and policies continue to be appropriate in light of changes in CRE market conditions;

(h)	Credit underwriting standards for CRE, to include:
(i)	Maximum loan amount by type of property;

(ii)	Loan terms;

(iii)	Pricing structures;

(iv)	Collateral valuation;

(v)	Loan-to-value limits by property type;

(vi)	Requirements for feasibility studies and sensitivity analysis or stress testing;

(vii)	Minimum requirements for initial investment and maintenance of hard equity by the borrower; and

(viii)	Standards for borrower net worth, property cash flow, and debt service coverage for the property;
(i)	Portfolio stress testing and sensitivity analysis of CRE concentrations; and

(j)	Credit risk review of CRE, to include an effective, accurate, and timely risk rating system.
     (2) The Board shall forward a copy of the program to the Assistant Deputy Comptroller immediately upon development.
ARTICLE VI
ALLOWANCE FOR LOAN AND LEASE LOSSES
     (1) By June 30, 2009, the Board shall review the adequacy of the Bank’s Allowance for Loan and Lease Losses (“Allowance”) and shall establish a program for the maintenance of an appropriate Allowance. This review and program shall be designed in light of the comments on maintaining a proper Allowance found in OCC Bulletin 2006-47 (December 13, 2006) and shall focus particular attention on the following factors:
(a)	results of the Bank’s internal loan review;

(b)	results of the Bank’s external loan review;

(c)	an estimate of inherent loss exposure in accordance with FAS 5 and FAS 114;

(d)	loan loss experience;

(e)	trends of delinquent and non-accrual loans;

(f)	concentrations of credit in the Bank; and,

(g)	adjustments for relevant qualitative and environmental factors.
     (2) The program shall provide for a review of the Allowance by the Board, or a designated committee, at least once each calendar quarter. Any deficiency in the Allowance shall be remedied in the quarter it is discovered, prior to the filing of the Consolidated Reports of Condition and Income, by additional provisions from earnings. Written documentation shall be maintained indicating the factors considered and conclusions reached by the Board in determining the adequacy of the Allowance.
ARTICLE VII
LOAN REVIEW AND PROBLEM LOAN IDENTIFICATION
     (1) Upon execution of this document, the Board, or a designated committee, shall promptly ensure that the Bank’s internal loan review officer has the demonstrated experience and skills to be, or receives the external training and on-the-job training necessary to become competent in performing the internal loan review function.
     (2) The Board, or a designated committee, shall develop and implement an internal loan review program within thirty (30) days;
     (3) In implementing the internal loan review program, the Board or a designated committee shall establish an effective, independent, and on-going loan review system to review, at least quarterly, the Bank’s loan and lease portfolios to assure the timely identification and categorization of problem credits. The Bank’s loan review function shall provide for a written report to be filed with the Board or a designated committee after each review and shall use a loan and lease grading system consistent with the guidelines set forth in “Rating Credit Risk” and “Allowance for Loan and Lease Losses” booklets of the Comptroller’s Handbook. Such reports shall include, at a minimum, conclusions and comments regarding:
(a)	the scope of the review;

(b)	the overall quality of the loan and lease portfolios;

(c)	the identification, type, rating, and amount of problem loans and leases;

(d)	the identification and amount of delinquent loans and leases;

(e)	credit and collateral documentation exceptions;

(f)	the identification and status of credit related violations of law, rule, or regulation;

(g)	the identity of the loan officer who originated each loan reported in accordance with subparagraphs (b) through (e) of this Article;

(h)	concentrations of credit;

(i)	loans and leases to executive officers, directors, principal shareholders (and their related interests) of the Bank; and

(j)	loans and leases not in conformance with the Bank’s lending and leasing policies, and exceptions to the Bank’s lending and leasing policies.
     (4) The Board shall establish the required scope of the Bank’s internal loan review program to include reasonable, annual loan portfolio coverage minimums based on: the dollar volume of commercial and commercial real estate loans reviewed as a percent of total commercial and commercial real estate loans; the dollar volume of loans reviewed as a percent of total loans; the dollar volume of each officer’s commercial and commercial real estate as a percent of the officer’s total portfolio; and an annual sample review of consumer loans; however no less than 50% coverage of outstanding total loan balances annually is required.
     (5) The Board or a designated committee shall evaluate the internal loan and lease review report(s) and shall ensure that immediate, adequate, and continuing remedial action, if appropriate, is taken upon all findings noted in the report(s).

     (6) Upon execution of this document, the Board or a designated committee shall promptly ensure that each loan officer assigns an appropriate risk rating for each loan in his/her respective portfolio and initiates grading changes in a timely manner based upon:
(a)	Past due status, payment history, bankruptcy, or similar indicators; and/or

(b)	Lack of financial capacity indicated by current financial information and cash flow analysis.
ARTICLE VIII
LOAN WORKOUT DEPARTMENT
     (1) Within sixty (60) days, the Board shall establish a Loan Workout Department for the purpose of restoring and reclaiming classified assets, consistent with OCC Banking Circular 255, including commercial real estate loans.
     (2) The Board shall continue to employ an individual with demonstrated experience and skills in managing a bank workout program to manage the Loan Workout Department. This individual shall report to the Board of Directors and shall be independent of the Bank’s credit origination function.
     (3) The Loan Workout Department shall take all steps necessary to improve the operation of the Bank’s workout function including, but not limited to:
(a)	the establishment of policies and procedures to distinguish assets that shall be managed by the Loan Workout Department from assets that shall be managed by the originating unit;

(b)	the establishment of policies and procedures to require assets that remain with the originating unit are managed according to the standards of the Loan Workout Department;

(c)	the development and implementation of management information systems to track workloads and staffing requirements within the Loan Workout Department; and

(d)	the development and implementation of management information systems to measure the success of workout activities.
     (4) The Board shall ensure that the Loan Workout Department receives staffing and funding support necessary to maintain its sound operation.
ARTICLE IX
LIQUIDITY PLAN
     (1) Within ninety (90) days the Bank shall develop a liquidity plan that improves the Bank’s dependency on wholesale sources. Specifically, the plan will address:
(a)	limitations on the amount and use of Brokered Deposits;

(b)	the dollar volume, maturities, and cost of the Brokered Deposits to be acquired;

(c)	the proposed use of the Brokered Deposits, i.e., short-term liquidity or restructuring of liabilities to reduce cost; and

(d)	alternative funding sources available to the Bank.
     (2) Within one hundred and twenty (120) days the Bank shall improve its liquidity position and maintain adequate sources of stable funding given the Bank’ s anticipated liquidity and funding needs. Such actions shall include, but not be limited to:
(a)	reduction of wholesale or credit sensitive liabilities and/or increase of liquid assets; and

(b)	revision of the Bank’s strategic plan in light of the requirement of this Article.
     (3) Upon adoption, a copy of the liquidity plan shall be forwarded to the Assistant Deputy Comptroller. The Board shall review and update the liquidity plan on an annual basis, or more frequently if necessary. Copies of the reviews and updates shall be submitted to the Assistant Deputy Comptroller. Any significant deviations from the liquidity plan must also be documented, explained and maintained in the Board minutes.
ARTICLE X
CLOSING
     (1) Although the Board has agreed to submit certain programs and reports to the Assistant Deputy Comptroller for review or prior written determination of no supervisory objection, the Board has the ultimate responsibility for proper and sound management of the Bank.
     (2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Agreement shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.
     (3) Any time limitations imposed by this Agreement shall begin to run from the effective date of this Agreement. Such time requirements may be extended in writing by the Assistant Deputy Comptroller for good cause upon written application by the Board.
     (4) The provisions of this Agreement shall be effective upon execution by the parties hereto and its provisions shall continue in full force and effect unless or until such provisions are amended in writing by mutual consent of the parties to the Agreement or excepted, waived, or terminated in writing by the Comptroller.
     (5) In each instance in this Agreement in which the Board is required to ensure adherence to, and undertake to perform certain obligations of the Bank, it is intended to mean that the Board shall:
(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Agreement;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Agreement;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner;

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions; and,

(e)	ensure that the Bank has processes, personnel, and control systems to ensure implementation of and adherence to all the programs developed pursuant to this Agreement.
     (6) This Agreement is intended to be, and shall be construed to be, a supervisory “written agreement entered into with the agency” as contemplated by 12 U.S.C. § 1818(b)(1), and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C.

§ 1818(b)(1), and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract. The Bank also expressly acknowledges that no officer or employee of the Office of the Comptroller of the Currency has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities. The terms of this Agreement, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements or prior arrangements between the parties, whether oral or written.
     IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller, has hereunto set her hand on behalf of the Comptroller.

/s/ Marilyn A. Bueno	6/2/2009

Marilyn A. Bueno	Date
Assistant Deputy Comptroller
Nashville Field Office

     IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ James Bookstaff James Bookstaff	6/2/2009 Date

/s/ Dwight Grizzell Dwight Grizzell	6/2/2009 Date

/s/ Gary Helton Gary Helton	6/2/2009 Date

/s/ Charlie Johnson Charlie Johnson	6/2/2009 Date

/s/ Sam Large Sam Large	6/2/2009 Date

/s/ Jeffrey Monson Jeffrey Monson	6/2/2009 Date

/s/ Linda Ogle Linda Ogle	6/2/2009 Date

/s/ Michael Ownby Michael Ownby	6/2/2009 Date

/s/ John Parker John Parker	6/2/2009 Date

/s/ Ruth Reams Ruth Reams	6/2/2009 Date

APPENDIX A
Mountain National Bank
Sevierville, Tennessee
CRITICIZED ASSET REPORT AS OF:

BORROWER(S):
ASSET BALANCE(S) AND OCC RATING (SM, SUBSTANDARD, DOUBTFUL OR LOSS):

$	CRITICISM
AMOUNT CHARGED OFF TO DATE

FUTURE POTENTIAL CHARGE-OFF

PRESENT STATUS (Fully explain any increase in outstanding balance; include past due status, nonperforming, significant progress or deterioration, etc.):

FINANCIAL AND/OR COLLATERAL SUPPORT (include brief summary of most current financial information, appraised value of collateral and/or estimated value and date thereof, bank’s lien position and amount of available equity, if any, guarantor(s) info, etc.):

PROPOSED PLAN OF ACTION TO ELIMINATE ASSET CRITICISM(S) AND TIME FRAME FOR ITS ACCOMPLISHMENT:

IDENTIFIED SOURCE OF REPAYMENT AND DEFINED REPAYMENT PROGRAM (repayment program should coincide with source of repayment):

Use this form for reporting each criticized asset that exceeds five hundred thousand dollars ($500,000) and retain the original in the credit file for review by the examiners. Submit your reports quarterly until notified otherwise, in writing, by the Assistant Deputy Comptroller.